Exhibit 10.21

SEVENTH AMENDMENT TO LEASE

THIS SEVENTH AMENDMENT TO LEASE (the “Seventh Amendment”) is entered into as of this 9th day of March, 2007, by and between PARKERS LAKE II REALTY LLC, a Delaware limited liability company, with an address in care of Great Point Investors LLC, Two Center Plaza, Suite 410, Boston, MA 02108 (“Landlord”), and SCANNER TECHNOLOGIES CORPORATION, a Minnesota corporation, with an address of 14505 21st Avenue, Suite 216/218, Plymouth, MN 55447 (“Tenant”).

WITNESSETH:

WHEREAS, Parkers Lake Pointe II Limited Partnership, predecessor to Parkers Lake II Realty Corp. (“Predecessor”), as landlord, and Tenant, entered into a Lease Agreement dated December 19, 1989, as amended by Exhibit F Addendum to Lease Agreement dated December 3, 1993, Exhibit G Addendum to Lease Agreement dated August 4, 1994, Exhibit H Addendum to Lease dated January 23, 1997, Exhibit I Addendum to Lease Agreement dated as of October 8, 1998, Exhibit J Amendment of Lease Agreement dated May 1, 2002, and Exhibit K Amendment to Lease Agreement dated November, 2003 (as amended, the “Lease”), whereby Tenant is leasing from Landlord premises containing approximately 5,145 rentable square feet of space, commonly known as Suite 216/218, in Parkers Lake Pointe II, 14505 21st Avenue, Plymouth, Minnesota (the “Leased Premises”); and

WHEREAS, Landlord has succeeded to the rights of Predecessor as landlord under the Lease; and

WHEREAS, Tenant and Landlord have agreed to extend the Term of the Lease for a period of thirty-seven (37) months commencing on April 1, 2007 and expiring on April 30, 2010, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Landlord and Tenant, agree as follows:

1.            Capitalized terms not otherwise expressly defined herein shall have the meanings ascribed to them in the Lease. The term “Lease”, as used in the Lease, shall include the Lease, as amended by all amendments thereto.

2.           Tenant acknowledges that Predecessor has transferred its interest in the Lease, as landlord, to Landlord. As of November 1, 2004, all references in the Lease to Predecessor and its address are hereby deleted and replaced with the following:

“Parkers Lake II Realty LLC

c/o Great Point Investors LLC

Two Center Plaza, Suite 410

Boston, MA 02108

Attn: Joseph A. Versaggi

with a copy to:

United Properties LLC

3500 American Boulevard West

Suite 200

Bloomington, MN 55431

Attn: Lisa Dongoske

Rent payments to be sent to:

(a)	by regular mail to:

Parkers Lake II Realty LLC

14577 Collections Center Drive

Chicago, IL 60693

(b)	by overnight mail to:

Bank of America Lockbox Services

14577 Collections Center Drive

Chicago, IL 60693”

3.         Term. Notwithstanding any provisions of the Lease to the contrary, the Term of the Lease shall expire on April 30, 2010.

4.         Base Rent. Tenant covenants to pay to Landlord, on or before the first day of each month, without prior demand being made therefore and without offset or deduction of any kind, as Base Rent for the Leased Premises, the following sums:

(a)          No Base Rent shall be due for the period from April 1, 2007 through and including May 31, 2007;

(b)          For the period commencing on June 1, 2007 through and including March 31, 2008, the sum of $35,243.25 per annum, payable in equal monthly installments, in advance, of $2,936.94 per month;

(c)          For the period commencing on April 1, 2008 through and including March 31, 2009, the sum of $36,272.25 per annum, payable in equal monthly installments, in advance, of $3,022.69 per month; and

(d)          For the period commencing on April 1, 2009 through and including April 30, 2010, the sum of $37,301.25 per annum, payable in equal monthly installments, in advance, of $3,108.44 per month.

5.         Tenant represents to Landlord that Tenant has not dealt with any broker or agent in connection with this Seventh Amendment, other than United Properties LLC (the “Broker”), and no broker or agent, other than the Broker, negotiated this Seventh Amendment. Tenant agrees to indemnify, defend and hold Landlord, its asset manager, its property manager and their respective employees, harmless from and against any claims for a fee or commission made by any broker or agent, other than the Broker, claiming to have acted by or on behalf of Tenant in connection with this Seventh Amendment.

6.         It is mutually agreed that all covenants, conditions and agreements set forth in the Lease, as amended hereby, shall remain binding upon the parties and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

7.         Except as modified hereby, all other terms and conditions of the Lease shall remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto. Tenant represents and warrants to Landlord that (a) Tenant is not in default under any of the terms and provisions of the Lease, (b) Landlord is not in default in the performance of any of its obligations under the Lease, (c) Tenant is unaware of any condition or circumstance which, with the giving of notice or the passage of time or both, would constitute a default by Landlord under the Lease, and (d) Landlord has completed all work required under the Lease, if any, and has paid all building construction allowances provided for under the Lease, if any. Tenant further acknowledges that Tenant has no defenses, offsets, liens, claims or counterclaims against Landlord under the Lease or against the obligations of Tenant under the Lease (including, without limitation, any rentals or other charges due or to become due under the Lease).

8.         Any inconsistencies or conflicts between the terms and provisions of the Lease and the terms and provisions of this Seventh Amendment shall be resolved in favor of the terms and provisions of this Seventh Amendment.

9.         This Seventh Amendment shall not be modified except in writing signed by both parties hereto.

10.       The submission of this Seventh Amendment shall not constitute an offer and this Seventh Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto.

11.       Tenant represents and warrants for itself that all requisite organizational action has been taken in connection with this transaction, and the individuals signing on behalf of Tenant represent and warrant that they have been duly authorized to bind the Tenant by their signature.

12.       This Seventh Amendment may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one fully executed original Seventh Amendment, binding upon the parties hereto, notwithstanding that all of the parties hereto may not be signatories to the same counterpart. Additionally, telecopied signatures may be used in place of original signatures on this Seventh Amendment. Landlord and Tenant intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Seventh Amendment based on the form of signature.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amendment to be effective on the date first indicated above.

Landlord:

PARKERS LAKE II REALTY LLC, a Delaware limited liability company

By:	/s/ Randolph L. Kazazian III
Name: Randolph L. Kazazian III Title: Manager

Tenant:

SCANNER TECHNOLOGIES CORPORATION, a Minnesota corporation

By:	/s/ Elwin M. Beaty
Name: Elwin M. Beaty Title: President